Exhibit 21

                 SIGMA-ALDRICH CORPORATION
                   PRINCIPAL SUBSIDIARIES

Sigma-Aldrich Corporation (Delaware), the Registrant:

  1.  Sigma Chemical Company (Delaware)

     (A)  Sigma Redevelopment Corporation (Missouri)
     (B)  Sigma Second Street Redevelopment Corporation (Missouri)
     (C)  Sigma Israel Chemicals Ltd. (Israel)
     (D)  Sigma-Aldrich Chemie Holding GmbH (Germany)
     (E)  Sigma-Aldrich Chemie GmbH (Germany)
     (F)  Sigma-Aldrich Marketing, Inc. (Missouri)

  2.  Aldrich Chemical Company, Inc. (Delaware)

     (A)  Sigma-Aldrich N.V./S.A. (Belgium)
     (B)  Sigma Chemie B.V. (The Netherlands)
     (C)  Aldrich-Chemie Verwaltungs GmbH (Germany)
     (D)  Aldrich-Chemie GmbH & Co. K.G. (Germany)
     (E)  Sigma-Aldrich, S.r.l. (Italy)

  3.  B-Line Systems, Inc. (Missouri)

  4.  Sigma-Aldrich Company, Ltd. (United Kingdom)

  5.  Sigma-Aldrich Foreign Sales Corporation (Barbados)

  6.  Fluka Chemie AG (Switzerland)

     (A)  Fluka Chemical Corporation (New Jersey)

  7.  Sigma-Aldrich Foreign Holding Company (Missouri)

     (A)  Sigma-Aldrich Quimica S.A. (Spain)
     (B)  Sigma-Aldrich Pty., Limited (Australia)
     (C)  Sigma-Aldrich Canada, Ltd. (Canada)
     (D)  Sigma-Aldrich s.r.o. (Czech Republic)
     (E)  Sigma-Aldrich Chemical Representacoes, Ltd. (Brazil)
     (F)  Sigma-Aldrich Quimica S.A. de C.V. (Mexico)
     (G)  Sigma-Aldrich Handels GmbH (Austria)
     (H)  Sigma-Aldrich Kft. (Hungary)
     (I)  Sigma-Aldrich Sp.zo.o (Poland)
     (J)  LabKemi AB (Sweden)
     (K)  Sigma-Aldrich Japan KK (Japan)
     (L)  Sigma-Aldrich Korea, Ltd. (South Korea)
     (M)  Sigma-Aldrich Pte., Ltd. (Singapore)
     (N)  Sigma-Aldrich (Pty.) Ltd. (South Africa)
     (O)  Sigma-Aldrich India (New Delhi and Hyderbad)
     (P)  Inq. F. Heidenreich AS (Norway)

  8.  Supelco, Inc. (Delaware)

  9.  Sigma-Aldrich Chimie S.N.C. (France)

     (A)  Sigma-Aldrich Chimie France S.a.r.l. (France)

All subsidiaries are directly or indirectly 100% owned.